FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (Date of Earliest
Event Reported): November 28, 2001

CHIQUITA BRANDS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation)	1-1550 (Commission File Number)	04-1923360 (IRS Employer Identification No.)

250 East Fifth Street, Cincinnati, Ohio 45202
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(513) 784-8000

INFORMATION TO BE INCLUDED IN THE REPORT

Items 1, 2, 4, 5, 6, 8 and 9 are not applicable and are omitted from this Report.

Item 3.  Bankruptcy or Receivership.

On November 28, 2001, Chiquita Brands International, Inc. (the “Company”) filed a petition for reorganization under Chapter 11 of the U.S. bankruptcy code, Case No. 01-18812 in the U.S. Bankruptcy Court for the Southern District of Ohio, Western Division, located in Cincinnati, Ohio. The Company is continuing to operate its business and manage its properties and assets as a debtor in possession. No trustee, examiner or committee has been appointed in the Company’s Chapter 11 case.

The filing was made pursuant to an agreement with bondholder committees announced on November 12, 2001. The filing involves only the parent company, which is a holding company without any business operations of its own. None of the Company’s direct or indirect subsidiaries are parties to the Chapter 11 case or any related bankruptcy, reorganization or liquidation proceedings. The purpose of the pre-arranged reorganization plan is to restructure the Company’s public debt to provide the Company with a capital structure that can be supported by the cash flow of its operating subsidiaries. To this end, the Plan will reduce the Company’s debt and accrued interest by more than $700 million and its future annual interest expense by approximately $60 million. A copy of the Company’s press release announcing the bankruptcy filing is attached as Exhibit 99.1.

In connection with the Chapter 11 petition, the Company filed (i) a proposed plan of reorganization, (ii) a draft disclosure statement to be mailed, following bankruptcy court approval, to all affected holders of the Company’s debt and equity securities, and (iii) other pleadings. Copies of these documents and all pleadings and documents filed from time to time in the court proceedings will be made available at the following internet website: www.bmccorp.net/Chiquita.htm. The Company is not incorporating any such documents or pleadings by reference into any of its Securities and Exchange Commission (“SEC”) filings, and none of such documents and pleadings are to be considered “filed” by the Company with the SEC.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)  Exhibits

99.1    Press Release of the Company dated November 28, 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 28, 2001	CHIQUITA BRANDS INTERNATIONAL, INC.

By: /s/ William A. Tsacalis

William A. Tsacalis Vice President and Controller